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                                                                       Exhibit B

                           Cilluffo Associates, L.P.
                          160 Broadway, East Building
                           New York, New York 10038


                                August 5, 1999

Thomas E. McCabe
Secretary
GRC International, Inc.
1900 Gallows Road
Vienna, Virginia 22182

Dear Mr. McCabe:

     Pursuant to Article III, Section 4, of the Bylaws of GRC International, Inc. ("GRC"), Cilluffo Associates, L.P. ("Cilluffo Associates"), the direct, beneficial owner of 1,708,000 shares ("Shares") of common stock, par value $.10, of GRC, hereby nominates Neal B. Freeman, Richard N. Perle and Guy P. Wyser-Pratte for election as directors of GRC.

     Mr. Freeman is 59 years old. His business address is c/o The Blackwell Corporation, P.O. Box 2169, Vienna, Virginia 22183. His residence address is [REDACTED]. Mr. Freeman is the Chairman and Chief Executive Officer of The Blackwell Corporation. Mr. Freeman beneficially owns 49,000 Shares, of which 37,000 Shares are beneficially owned as a result of an option agreement with Cilluffo Associates which provides for an option on such Shares at $8.25 per Share. No Shares are owned by any corporation or entity of which Mr. Freeman is an officer, director, partner, employee or agent, directly or indirectly.

     Mr. Perle is 57 years old. His business [REDACTED] address is 5 Grafton Street, Chevy Chase, Maryland 20815. Mr. Perle's principal occupation is consulting. Mr. Perle beneficially owns 37,200 Shares, of which 37,000 Shares are beneficially owned as a result of an option agreement with Cilluffo Associates which provides for an option on such Shares at $8.25 per Share. No Shares are owned by any corporation or entity of which Mr. Perle is an officer, director, partner, employee or agent, directly or indirectly.

     Mr. Wyser-Pratte is 59 years old. His business address is c/o Wyser-Pratte & Co., Inc., 63 Wall Street, New York, New York 10005. His residence address is [REDACTED]. Mr. Wyser-Pratte is the President of Wyser-Pratte & Co., Inc. and Wyser-Pratte Management Co., Inc. Mr. Wyser-Pratte beneficially owns 37,000 Shares, all of which Shares are beneficially owned as a result of an option agreement with Cilluffo Associates which provides for an option on such Shares at $8.25 per Share. No Shares are owned by any corporation or entity of which Mr. Wyser-Pratte is an officer, director, partner, employee or agent, directly or indirectly.

     Please contact Cilluffo Associates, L. P., c/o Frank J. A. Cilluffo, 181 Pleasant Street, Portsmouth, NH 03801, if you have any questions regarding the above nominations.



                         Sincerely,

                         CILLUFFO ASSOCIATES, L.P.


                         By:    /s/ Frank J.A. Cilluffo
                               --------------------------------
                         Title: Managing General Partner